SECURITIES AND EXCHANGE
                          COMMISSION
                    Washington, D.C.  20549





                      FORM 8-K



                   CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the
             Securities Exchange Act of 1934

         Date of Report (date of earliest event
              reported):  February 22, 1995


              MOLECULAR BIOSYSTEMS, INC.
     (Exact name of registrant as specified in its
                      charter)



     Delaware          0-12648      36-30878632
     (State or other  (Commission   (IRS  employer
     jurisdiction of  file number)  identification
     incorporation)                  number)


                10030 Barnes Canyon Road,
              San Diego, California  92121
            (Address of principal executive
                     offices)


     Registrant's telephone number, including
            area code:   (619) 452-0681





     Item 5.   Other Events.


     On February 22, 1995, Molecular Biosystems, Inc.
     (the "Company") announced that it intended to focus future research and development activities exclusively on the Company's contrast agents for ultrasound imaging.

     The Company's contrast agents for ultrasound imaging include: ALBUNEX(R), the first commercially-available contrast agent for transpulmonary cardiac ultrasound imaging, which the U.S. Food and Drug Administration (the "FDA") approved for sale in August 1994; ORALEX(TM), a contrast agent for ultrasound imaging of the gastrointestinal tract and surrounding organs, which is currently undergoing Phase I clinical trials; and FS069, the Company's second-generation cardiac contrast agent, which is intended to permit ultrasound imaging of myocardial perfusion and for which the Company is currently awaiting approval from the FDA to begin Phase I clinical trials.

     In connection with this narrowing of the Company's research and development focus, the Company reduced the number of its employees by 48, from a total of 197 employees to a total of 149 employees.

     The Company anticipates that as a result of these changes, the Company will reduce its expenses by approximately $6 million annually.

     A copy of the press release that the Company issued on February 22, 1995, to announce these changes is attached to this Report as Exhibit
     10.1.

























                    Signatures



     Pursuant to the requirements of the Securities
     Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  March 6, 1995


                      MOLECULAR BIOSYSTEMS, INC.



                      By:s/STEVEN LAWSON
                      _________________________
                      Steven Lawson
                      Vice President,
                      Legal Affairs and
                      General Counsel




















































                 Exhibit Index




                                    Sequentially
                                      Numbered
     Exhibit     Description            Page
     10.1       Press release             5
              (February 22, 1995)